Exhibit 10.17

SofTech, Inc.

Form of

Notice of Grant of Restricted Stock and

Restricted Stock Agreement

(Non-Employee Directors)

Administrator 59 Lowes Way, Suite 401 Lowell, MA 01851 (978) 513-2700	Participant Name: ID:

SofTech, Inc., a Massachusetts corporation (the “Company”), hereby grants to the Participant named above (“you”) the number of shares of Common Stock, par value $0.10 per share (the “Shares”) of the Company set forth below on the terms of this Notice of Grant of Restricted Stock and Restricted Stock Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the SofTech, Inc. 2011 Equity Incentive Plan, as amended from time to time (the “Plan”).  The Shares are subject to the restrictions set forth herein and those set forth in the Plan.

Date of Grant:

Number of Shares:

Vesting:

By your signature below, you agree with the Company to the terms of this Agreement.

SofTech, Inc.

By:
Name:
Title:	Date

Participant	Date

Terms of Restricted Stock

1.

Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms defined in the Plan and used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Clerk.

2.

Vesting. The Shares will vest, while you are a director of the Company, on the vesting date stated on the first page of this Agreement, subject to the other terms hereof.

3.

Withholding Taxes.  You are responsible for any income or other tax liability attributable to the Shares. It is a condition to the issuance of Shares under this Agreement that you shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Shares no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind for your benefit. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Shares may be paid in whole or in part in shares of Stock, including Shares granted under this Agreement, valued at their Fair Market Value on the date of withholding or delivery.  A holder may make an election in accordance with Section 83(b) of the Code.  Any  Section 83(b) election must be filed with the IRS within 30 days of the grant of the Shares and is the sole responsibility of the holder.

4.

Termination; Forfeiture. You will forfeit all unvested Shares upon the termination of your service as director for any reason. When you forfeit Shares, all of your interest in the Shares will be cancelled.

5.

Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue or deliver any Shares if it determines that the delivery or issuance would violate the terms of the Company’s policy regarding insider trading (including as a result of your need to engage in a sale of those shares in order to pay applicable withholding taxes).  The Company shall also not be obligated to issue or deliver any shares of Common Stock unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities lsaws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation.  You further agree hereby that, as a condition to the issuance of shares of Common Stock covered by the Shares, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

6.

Rights as Shareholder; Dividends. Subject to the provisions of this Agreement, you shall have all rights and privileges as a shareholder (including, but not limited to, voting rights) with respect to the Shares, whether or not the Shares have vested, prior to any forfeiture.  Any cash dividends or distributions declared and paid with respect to Shares that are, as of the record date for such dividend, allocated to you pursuant to this Agreement, but not issued prior to the applicable dividend record date will be subject to the same vesting and other restrictions as are applicable to the Shares to which the Award relates.  All calculations made in connection with this grant shall be computed to three decimal places.  No fractional shares shall be issued under this grant.  Cash will be paid in lieu of any fractional share that otherwise would become due and payable.

7.

No Right to Continued Service. Neither the adoption, maintenance or operation of the Plan nor the award of the Shares confers upon you any right to continued service as director or nomination for reelection as director.

8.

Nontransferability.  Subject to the provisions of the Plan, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber the Shares until they have vested in accordance with the scheduled vesting dates set forth in this Agreement.  You may not assign or transfer any rights with respect to the Shares except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

9.

Corporate Events. The terms of the Shares may be changed without your consent as provided in the Plan upon a reorganization event of, or certain other corporate events affecting, the Company.   Without limiting the foregoing, the vesting schedule may be accelerated as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

10.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the State of Delaware except to the extent the laws of any other jurisdiction are mandatorily applicable.

11.

Amendment and Termination of the Shares. The Shares may be amended or terminated by the Company with or without your consent, as permitted by the Plan.

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